Exhibit 99.1
FOR IMMEDIATE RELEASE

Group 1 Automotive Appoints Dave Kimbell to Board of Directors
HOUSTON, TX, August 11, 2026 — Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”) today announced the appointment of David C. Kimbell to its Board of Directors, effective August 10, 2026. He will serve on the Board’s Audit Committee. With the addition of Mr. Kimbell, the Board increased in size from nine to ten members.
Mr. Kimbell is a seasoned retail executive with more than 30 years of experience building brands, developing high-performing teams and delivering strategic growth plans across consumer-driven, omnichannel businesses. He most recently served as Chief Executive Officer of Ulta Beauty, the largest specialty beauty retailer in the U.S., with more than 1,500 stores and a rapidly growing e-commerce business. During his tenure as CEO, the company’s revenue increased from $6.2 billion in 2020 to $11.3 billion driven by loyalty program expansion, product assortment leadership and a unified guest experience across physical and digital retail. Prior to his appointment as CEO, Mr. Kimbell served as President and Chief Merchandising and Marketing Officer of Ulta overseeing functions including merchandising, e-commerce, loyalty, and corporate strategy.
“We are excited to welcome David to our Board,” said Charles Szews, Group 1’s Non-Executive Chair of the Board. “Throughout his career, he has had the vision to reimagine the retail experience and his track record of building customer loyalty and digital retailing will provide invaluable perspective as our industry and Company continue to evolve.”
“I'm honored to join Group 1’s Board and am excited to bring my experience to the Company at this dynamic time in automotive retail,” said Mr. Kimbell. “I've seen firsthand how pairing a relentless focus on the customer with the intelligent use of data can differentiate a business. The principles that drive great retail are universal, and I look forward to supporting Group 1’s customer-focused efforts and helping the Company best position itself for long-term value creation.”
Mr. Kimbell currently serves on the Board of Best Buy Co., Inc. He holds a B.A in Economics and Management from DePauw University and an M.B.A from Purdue University.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 249 automotive dealerships, 310 franchises, and 32 collision centers in the United States and the United Kingdom that offer 37 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.

Investor contacts:
David Helderman
Senior Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Manufacturer Relations, Financial Services and Corporate Development
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
Kimberly Barta
Head of Advertising, Brand and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com
or
Jude Gorman / Clayton Erwin
Collected Strategies
Group1-CS@collectedstrategies.com

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